Exhibit 99.1

Hubbell Completes Sale of Commercial and Industrial Lighting Business

Shelton, CT, February 1, 2022 (GLOBE NEWSWIRE) — Hubbell Incorporated (NYSE: HUBB) today announced it has completed the sale of its Commercial and Industrial Lighting business to GE Current, a Daintree company. The Commercial and Industrial Lighting business designs, manufactures and sells LED lighting and control solutions for commercial and industrial customers.

About Hubbell

Hubbell Incorporated is a leading manufacturer of utility and electrical solutions enabling customers to operate critical infrastructure reliably and efficiently. With 2020 revenues of $4.2 billion, Hubbell solutions empower and energize communities in front of and behind the meter. The corporate headquarters is located in Shelton, CT.

Contact

Dan Innamorato

Hubbell Incorporated

40 Waterview Drive

PO Box 1000

Shelton, CT 06484

(475) 882-4292